Exhibit 10.11

March 12, 2018

George Kurtz

Chief Executive Officer

CrowdStrike Holdings, Inc.

Dear George:

On behalf of the Board of Directors of CrowdStrike Holdings, Inc. (“Holdings”) and CrowdStrike, Inc. (the “Company”), we are pleased to outline the terms of your bonus opportunity for the fiscal year ending January 31, 2019.

The Board will also review a new compensation package for you for FY 2018/19 over the next few months. Meanwhile we determined the following factors for the bonus payment:

1.              70% of the bonus opportunity is based on the following financial target (AOP for 2018/19):  As of January 31, 2019, annual recurring revenue (“ARR”) exceeds $293,000,000 for CrowdStrike Falcon Platform products and services.  For the avoidance of doubt, ARR does not include revenues for services performed by CrowdStrike Services, Inc., such as incident response and proactive response services.  The board may adjust these targets at its discretion.

2.              30% of the bonus amount shall be based on the meeting certain objectives:

•                  10% -   Successful completion of Series E round

•                  10% -   GM of 70% on Platform Revenue exit rate for FY 18/19 based on AOP

•                  10% -   On Net cash burn including capex but excluding acquisitions and financing activities cannot exceed $121,300,000 based on FY18/19 AOP

CROWDSTRIKE HOLDINGS, INC.

/s/ Gerhard Watzinger

Gerhard Watzinger
Chairman of the Board